UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2015

GLOBAL FUTURE CITY HOLDING INC.

(Exact name of registrant as specified in its charter)

Nevada	0-33519	98-0360989
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26381 Crown Valley Parkway, Suite 230

Mission Viejo, CA 92691

(Address of principal executive office)

(949) 582-5933

(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

This Amendment clarifies certain disclosures in relation to the closing of the stock purchase agreement between the Company and Sky Rover Holdings, Ltd. The original Form 8-K was filed on April 20, 2015.

Item 8.01     Other Events.

On April 17, 2015, Global Future City Holding Inc. (the “Company”) and Sky Rover Holdings, Ltd. (“Sky Rover”) completed their respective closing obligations under the Stock Purchase Agreement (the “SPA”). On April 20, 2015, the Company filed a Form 8-K disclosing this event (the “Original Disclosure”).

The Original Disclosure mistakenly stated that Discover Future Limited (“Discover Future”), a Hong Kong company, was a wholly-owned subsidiary of the Company that had 4,000,000 E-Gold (the “EGD”), a form of crypto-asset. Discover Future is not a wholly-owned subsidiary of the Company, does not have the EGD, and is unaffiliated with the Company. However, Discover Future did receive 7,000,000 shares of the Company’s common stock.

Global Modern Enterprise Limited (“Global Modern”), a Hong Kong company, is a foreign wholly-owned subsidiary of the Company that has the EGD. Global Modern will sell the EGD to foreign citizens and entities outside the United States. As of May 4, 2015, one EGD is equivalent to roughly $29.23. Since EGD is a type of crypto-asset, the Company is considering with its legal counsel and accountants the proper method to characterize and record EGD on the Company’s books and records. Because the use of crypto-assets like EGD have only been recently used in business operations, the Company has filed a No-Action Letter with the Securities Exchange Commission to seek further guidance since the legal and accounting treatment for crypto-assets like EGD continue to develop.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL FUTURE CITY HOLDING INC.

Dated: May 6, 2015	By:	/s/ Lei Pei
Lei Pei
Chief Executive Officer

2